SUPPLEMENTAL INDENTURE

REMINGTON ARMS COMPANY, INC.

as Issuer,

the GUARANTOR party hereto

and

U.S. Bank National Association

as Trustee

_________________

SUPPLEMENTAL INDENTURE

Dated as of May 17, 2007

_________________

10½% Senior Notes due 2011

        This SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), is dated as of May 17, 2007, by and among Remington Arms Company, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association as Trustee (the “Trustee”) and RA Brands, L.L.C. (the “Guarantor”).

W I T N E S S E T H:

        WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an indenture dated as of January 24, 2003 (the “Indenture”), pursuant to which the Company has issued $200,000,000 principal amount of its 10½% Senior Notes due 2011 (the “Notes”);

        WHEREAS, Section 9.02 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture may be entered into by the Company, the Guarantor and the Trustee with the consent of the registered holders (the “Holders”) of not less than a majority in aggregate principal amount of the outstanding Notes, except for certain specific events which require the consent of all Holders of the Notes;

        WHEREAS, the Company undertook a consent solicitation (the “Consent Solicitation”) pursuant to a Consent Solicitation Statement dated May 1, 2007 (as amended by a Supplement thereto dated May 16, 2007, the “Consent Solicitation Statement”), requesting that the Holders give their written consent to implement the amendments to the Indenture set forth in this Supplemental Indenture (the “Amendments”);

        WHEREAS, the Company has received through the Consent Solicitation the valid consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

        WHEREAS, the amendments effected by this Supplemental Indenture will not become operative unless and until the conditions set forth in Article Three are satisfied;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantor and the Trustee hereby agree for the equal and ratable benefit of all holders of the Notes as follows:

ARTICLE ONE DEFINITIONS

        Except as otherwise stated herein, the use of terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

ARTICLE TWO AMENDMENTS

      Section 2.1 Indenture Amendments.

        The Indenture is hereby amended as follows:

(a)     Section 1.01 is hereby amended in accordance with the following:

        The following definitions are amended in their entirety to read as follows:

“Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Holding, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary Person of Holding, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of Holding; (ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Subsidiaries to, another Person and any “person” (as defined in clause (i) above), other than Holding, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as such surviving or transferee Person is a Subsidiary Person of a parent Person, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person; or (iii) during any period of two consecutive years (during which period the Company has been a party to this Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

“Permitted Holder” means any of the following: (i) the Sponsors and its Affiliates, (ii) any investment fund or vehicle managed, sponsored or advised by the Sponsors, and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock or other equity interests of Holding or the Company, provided, however, that any operating portfolio company that is an Affiliate of the Sponsors shall not be included in the term “Permitted Holder”.

“Sponsors” means Cerberus Capital Management, L.P.

Section (v) of the definition of “Consolidated Net Income” is amended in its entirety to read as follows:

(v)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including without limitation fees, expenses and charges associated with any acquisition, merger or consolidation after the date of this Indenture),

        The following definition is deleted in its entirety:

“Transaction” means, collectively, (i) the redemption or other acquisition or retirement of the Company’s 9 1/2% Senior Subordinated Notes due 2003, (ii) the repayment of outstanding amounts under the Company’s existing Credit Facility, termination of commitments thereunder, and collateralization of letters of credit remaining outstanding (if any), (iii) the declaration and payment of a dividend or distribution by the Company to Holding of up to $100.0 million, (iv) the entry into a new Credit Facility by one or more of the Company and its Subsidiaries, (v) the performance of the BRS Investment Agreement and the consummation of the investment and other transactions contemplated thereby and (vi) all other transactions relating to any of the foregoing.

(b)     Section 4.08(b)(xiv) is hereby deleted in its entirety.

(c)     Section 4.12(f) is hereby amended in its entirety, to read as follows:

         (f) [Reserved];

        Section 2.2 Mutatis Mutandis Effect. The Indenture, as supplemented, is hereby amended mutatis mutandis to reflect the deletion or amendment of each of the provisions incorporated in the Indenture pursuant to Section 2.1 above.

ARTICLE THREE EFFECTIVENESS

        Section 3.1 Conditions to Effectiveness. The amendments effected by this Supplemental Indenture shall not become operative unless and until each of the parties hereto has executed and delivered this Supplemental Indenture and the Company has notified D.F. King & Co., Inc. and the Trustee that each of the conditions set forth in the Consent Solicitation Statement has been satisfied or waived.

ARTICLE FOUR MISCELLANEOUS

        Section 4.1 Effect of the Supplemental Indenture. This Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. Except as expressly supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

        Section 4.2 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK.

        Section 4.3 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

        Section 4.4 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

        Section 4.5 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

        Section 4.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first stated above.

REMINGTON ARMS COMPANY, INC.,

as the Company

By: /s/ Stephen P. Jackson, Jr.
Name: Stephen P. Jackson, Jr.
Title: Senior Vice President and Chief Financial Officer

RA BRANDS, L.L.C.

as Guarantor

By: /s/ Stephen P. Jackson, Jr.
Name: Stephen P. Jackson, Jr.
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By: /s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

5